UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: November 20, 2012

CINCINNATI BELL INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-8519	31-1056105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
221 East Fourth Street
Cincinnati, OH 45202
(Address of Principal Executive Office)
Registrant's telephone number, including area code: (513) 397-9900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

Notes Offering

Indenture
On November 20, 2012, Cincinnati Bell Inc. (the “Company”) announced that its wholly-owned subsidiaries CyrusOne LP and CyrusOne Finance Corp. (the “Issuers”) closed their previously announced offering of $525 million aggregate principal amount of 6.375% Senior Notes due 2022 (the “Notes”). The Notes were issued pursuant to an indenture dated as of November 20, 2012 (the “Indenture”), among the Issuers, the guarantors party thereto and Wells Fargo Bank, N.A., as trustee. The Company is filing the Indenture as Exhibit 4.1 to this report.
The Notes are senior unsecured obligations of the Issuers, which rank equally in right of payment with all existing and future unsecured senior debt of the Issuers. The Notes will be effectively subordinated to all existing and future secured indebtedness of the Issuers to the extent of the value of the assets securing such indebtedness. The Notes will be guaranteed on a joint and several basis by the Company's wholly-owned subsidiary CyrusOne Inc. and certain of its subsidiaries. Each such guarantee will be a senior unsecured obligation of the applicable guarantor, ranking equally with all existing and future unsecured senior debt of such guarantor and effectively subordinated to all existing and future secured indebtedness of such guarantor to the extent of the value of the assets securing that indebtedness. The Notes will be structurally subordinated to all liabilities (including trade payables) of each subsidiary of the Issuers that does not guarantee the Notes.
The Notes will bear interest at a rate of 6.375% per annum, payable semi-annually on May 15 and November 15 of each year, beginning on May 15, 2013, to persons who are registered holders of the Notes on the immediately preceding May 1 and November 1, respectively.
The Indenture limits the ability of CyrusOne LP and its restricted subsidiaries to incur indebtedness, encumber their assets, enter into sale and leaseback transactions, make restricted payments, create dividend restrictions and other payment restrictions that affect CyrusOne LP's restricted subsidiaries, permit restricted subsidiaries to guarantee certain indebtedness, enter into transactions with affiliates and sell assets, in each case subject to certain qualifications set forth in the Indenture. The indenture also restricts the business activities of CyrusOne Inc., CyrusOne GP and CyrusOne Finance Corp.
In the event of a Change of Control (as defined in the Indenture), holders of the Notes will have the right to require the Issuers to repurchase all or any part of the Notes at a purchase price equal to 101% of the principal amount of Notes, plus accrued and unpaid interest, if any, to the date of such repurchase.
The Notes will mature on November 15, 2022. However, prior to November 15, 2017, the Issuers may, at their option, redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes, together with accrued and unpaid interest, if any, plus a “make-whole” premium. On or after November 15, 2017, the Issuers may, at their option, redeem some or all of the Notes at any time at declining redemption prices equal to (i) 103.188% beginning on November 15, 2017, (ii) 102.125% beginning on November 15, 2018, (iii) 101.063% beginning on November 15, 2019 and (iv) 100.000% beginning on November 15, 2020 and thereafter, plus, in each case, accrued and unpaid interest, if any, to the applicable redemption date. In addition, before November 15, 2015, and subject to certain conditions, the Issuers may, at their option, redeem up to 35% of the aggregate principal amount of Notes with the net proceeds of certain equity offerings at 106.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that (i) at least 65% of the aggregate principal amount of Notes remains outstanding and (ii) the redemption occurs within 90 days of the closing of any such equity offering.
The above description of the Indenture does not purport to be a complete statement of the parties' rights and obligations under the Indenture and is qualified in its entirety by reference to the terms of the Indenture, a copy of which is attached hereto as Exhibit 4.1 and incorporated herein by reference.
The Notes and the related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Registration Rights Agreement
On November 20, 2012, the Issuers entered into a registration rights agreement relating to the Notes, by and among the Issuers, the guarantors party thereto and Barclays Capital Inc. as representative of the initial purchasers of the Notes (the

“Registration Rights Agreement”). The Registration Rights Agreement requires the Issuers, at their cost, to use their commercially reasonable efforts to, among other things: (i) file and cause to become effective a registration statement with respect to the Notes to be used in connection with the exchange of the Notes for notes with substantially identical terms in all material respects (including the applicable guarantees) except for the transfer restrictions relating to the Notes (the “exchange offer”); and (ii) upon the effectiveness of the applicable registration statement, commence the exchange offer. In addition, under certain circumstances, the Issuers may be required to file a shelf registration statement to cover resales of the Notes.
If (i) neither the registration statement relating to the exchange offer nor a shelf registration statement is declared effective by the Securities and Exchange Commission (the “SEC”) on or prior to the day that is 270 days after the date of the original issuance of the Notes; (ii) the Issuers are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the 90th day following the date such shelf registration statement was filed; (iii) the Issuers have not consummated the exchange offer on or prior to the 30th business day after the date on which the registration statement relating to the exchange offer was declared effective; or (iv) after the shelf registration statement is filed and declared effective, such shelf registration statement thereafter ceases to be effective at any time prior to the registration rights expiration date (subject to certain conditions and exceptions) (each such event referred to in clauses (i) through (iv) above, a “Registration Default”), then the Issuers will be obligated to pay additional interest to each applicable holder of the Notes, with respect to the first 90-day period immediately following the occurrence of a Registration Default, at a rate equal to 0.25% per annum on the principal amount of the Notes that are subject to transfer restrictions held by such holder, with such amount increasing to 1.00% per annum thereafter.
The above description of the Registration Rights Agreement does not purport to be a complete statement of the parties' rights and obligations under the Registration Rights Agreement and is qualified in its entirety by reference to the terms of the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

New Credit Facilities

New Cincinnati Bell Revolving Credit Facility

On November 20, 2012, the Company entered into a credit agreement (the “Credit Agreement”) among the Company, as borrower, Bank of America N.A., as administrative agent, certain subsidiaries of the Company, as guarantors, and the financial institutions parties thereto as lenders. The Credit Agreement provides for a $200 million revolving credit facility and provides for the issuance of letters of credit and the making of swingline loans thereunder.

The revolving credit facility has a maturity date of July 15, 2017.

The commitments under the Credit Agreement may be increased by up to $250 million. The Company's new revolving credit facility will be used to provide ongoing working capital and for other general corporate purposes of the Company and its subsidiaries. Availability under the new revolving credit facility is subject to customary borrowing conditions. The new revolving credit facility contains a $30 million sublimit for standby letters of credit and a $25 million sublimit for swingline loans.

Borrowings under the new revolving credit facility bear interest, at the Company's election, at a rate per annum equal to (i) LIBOR plus the applicable margin or (ii) the base rate plus the applicable margin. The applicable margin for advances under the revolving facility is based on the total leverage ratio and ranges between 3.50% and 4.25% for LIBOR rate advances and 2.50% and 3.25% for base rate advances. As of November 20, 2012, the applicable margin is 4.25% for LIBOR rate advances and 3.25% for base rate advances. Base rate is the greatest of (x) the bank prime rate, (y) the one-month LIBOR rate plus 1.00% and (z) the federal funds rate plus 0.5%. The revolving credit commitments are subject to a commitment fee that, based on the total leverage ratio, ranges between 0.500% and 0.625% of the actual daily amount by which the aggregate revolving commitments exceed the sum of outstanding revolving loans and letter of credit obligations.

The original revolving commitments under the new revolving credit facility will be permanently reduced by the lesser of (i) the amount of net cash proceeds from the first sale by the Company of its equity interests in CyrusOne Inc. or CyrusOne LP to occur after the initial public offering of common stock of CyrusOne Inc. and (ii) $50 million, provided that such sale occurs by December 31, 2014. If such sale has not occurred by that date, the original revolving commitments will be permanently reduced to $150 million. In addition, the original revolving commitments will be further reduced to $125 million on December 31, 2015.

The Company is required to use 100% of the net cash proceeds of sales (other than certain excluded dispositions) of property and assets (i) first, to prepay outstanding loans under the new revolving credit facility and (ii) second, to prepay outstanding indebtedness that is eligible for prepayment or redemption at a fixed price under the terms of the documentation governing such indebtedness, except that contributions to underfunded pensions plans shall be considered prepayment of outstanding indebtedness, subject to, in the case of sales other than sales of the Company's equity interests in CyrusOne Inc. and CyrusOne LP, customary reinvestment rights and an exception for the first $25 million of such proceeds in each fiscal year. The Company is subject to a similar requirement in the event of casualty or condemnation of property and assets. Voluntary prepayments of the new revolving credit facility will be permitted at any time without prepayment penalty, other than breakage and redeployment costs in the case of prepayment of LIBOR rate loans.

All existing and future subsidiaries of the Company (other than Cincinnati Bell Telephone Company LLC, Cincinnati Bell Funding LLC (and any other similar special purpose receivables financing subsidiary), Cincinnati Bell Shared Services LLC, Cincinnati Bell Extended Territories LLC, CBMSM Inc. and its direct and indirect subsidiaries, the Company's joint ventures, subsidiaries prohibited by applicable law from becoming guarantors and foreign subsidiaries and, as described below, CyrusOne Inc. and CyrusOne LP and their respective subsidiaries) are required to guarantee borrowings under the new revolving credit facility. Debt outstanding under the new revolving credit facility is secured by perfected first priority pledges of and security interests in (i) substantially all of the equity interests of the Company's U.S. subsidiaries (other than subsidiaries of non-guarantors of the new revolving credit facility) and 66% of the equity interests in the first-tier foreign subsidiaries held by the Company and the guarantors under the new revolving credit facility, (ii) certain personal property and intellectual property of the Company and its subsidiaries (other than that of non-guarantors of the new revolving credit facility and certain other excluded property) and (iii) the Company's equity interests in CyrusOne Inc. and CyrusOne LP, both of which, together with their respective subsidiaries, are not guarantors under the new revolving credit facility and are treated as non-subsidiaries of the Company for purposes of the Credit Agreement.

The Credit Agreement contains financial covenants that require the Company to maintain certain leverage and interest coverage ratios and comply with annual limitations on capital expenditures.

The Credit Agreement contains customary affirmative and negative covenants (which in some cases are subject to certain exceptions) including, but not limited to, restrictions on the Company's ability to incur additional indebtedness, create liens, pay dividends, make certain investments, prepay other indebtedness, sell, transfer, lease, or dispose of assets and enter into, or undertake, certain liquidations, mergers, consolidations or acquisitions.

The Credit Agreement contains customary events of default (which are in some cases subject to certain exceptions, thresholds and grace periods), including, but not limited to, nonpayment of principal or interest, failure to perform or observe covenants, breaches of representations and warranties, cross-defaults with certain other indebtedness, certain bankruptcy-related events or proceedings, final monetary judgments or orders, ERISA defaults, invalidity of loan documents or guarantees, and certain change of control events. If an event of default occurs and is continuing, no additional borrowings under the new revolving credit facility will be available until the default is waived or cured.

The above description is only a summary of certain provisions of the Credit Agreement and is qualified in its entirety by reference to the provisions of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

CyrusOne Inc. Revolving Credit Facility

On November 20, 2012, CyrusOne Inc. entered into a credit agreement (the “CyrusOne Credit Agreement”) among CyrusOne Inc., CyrusOne LP, as borrower, the lenders party thereto and Deutsche Bank Trust Company Americas, as administrative agent. The CyrusOne Credit Agreement provides for a $225 million revolving credit facility and provides for the issuance of letters of credit and the making of swingline loans thereunder.

The CyrusOne Inc. revolving credit facility has a term of five years.

The commitments under the CyrusOne Credit Agreement may be increased by up to $100 million, and the maturity date of the commitments under the CyrusOne Credit Agreement may be extended, in each case at the option of the borrower and subject to certain approvals and conditions as set forth in the CyrusOne Credit Agreement.

Borrowings under the CyrusOne Credit Agreement will be used for working capital, capital expenditures and other general corporate purposes of CyrusOne Inc., the borrower and the other subsidiaries of CyrusOne Inc., including the making of acquisitions, dividends and other distributions permitted thereunder. Letters of credit will be used for general corporate purposes.

Borrowings under the CyrusOne Credit Agreement bear interest at a rate equal to, at the election of the borrower, LIBOR or a base rate plus an applicable margin equal to, in the case of LIBOR borrowings, 3.50% per annum and, in the case of base rate borrowings, 2.50% per annum, subject to periodic adjustment for changes in the total net leverage ratio of CyrusOne Inc. The revolving credit commitments under the CyrusOne Credit Agreement are subject to a commitment fee equal to 0.50% of the actual daily amount by which the aggregate revolving commitments exceed the sum of outstanding revolving loans and letter of credit obligations.

The CyrusOne Credit Agreement will be guaranteed by CyrusOne Inc. and certain of its subsidiaries. The obligations under the CyrusOne Credit Agreement will be secured by, subject to certain exceptions, the capital stock of certain subsidiaries of CyrusOne Inc., certain intercompany debt and the tangible and other intangible assets of CyrusOne Inc. and certain of its subsidiaries.

The CyrusOne Credit Agreement contains customary affirmative and negative covenants (which are in some cases subject to certain exceptions), including, but not limited to, restrictions on the ability to incur additional indebtedness, create liens, make certain investments, make certain dividends and related distributions, prepay certain debt, engage in affiliate transactions, enter into, or undertake, certain liquidations, mergers, consolidations or acquisitions, amend the organizational documents of CyrusOne Inc. and its subsidiaries and dispose of assets or subsidiaries. In addition, the CyrusOne Credit Agreement requires CyrusOne Inc. to maintain a certain senior secured net leverage ratio, ratio of EBITDA to fixed charges and ratio of total indebtedness to gross asset value, in each case on a consolidated basis.

Notwithstanding the limitations set forth above, CyrusOne Inc. will be permitted, subject to the terms and conditions of the CyrusOne Credit Agreement, to distribute to its shareholders cash dividends in an amount not to exceed 95% of its adjusted funds from operations for any period.

The CyrusOne Credit Agreement contains customary events of default (which are in some cases subject to certain exceptions, thresholds, notice requirements and grace periods), including, but not limited to, nonpayment of principal or interest, failure to perform or observe covenants, breaches of representations and warranties, cross-defaults with certain other indebtedness, certain bankruptcy-related events or proceedings, final monetary judgments or orders, ERISA defaults, certain change of control events and loss of REIT status following a REIT election by CyrusOne Inc.

The above description is only a summary of certain provisions of the CyrusOne Credit Agreement and is qualified in its entirety by reference to the provisions of the CyrusOne Credit Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

ITEM 1.02 Termination of a Material Definitive Agreement.

On November 20, 2012, the Company used a portion of the amounts received from the repayment of intercompany debt by CyrusOne LP to repay all outstanding borrowings and terminate the Company's previous revolving credit facility established pursuant to a credit agreement, dated as of June 11, 2010 (as amended on October 31, 2011) by and among the Company, as borrower, Bank of America, N.A. as administrative agent, certain subsidiaries of the Company as guarantors, and the financial institutions parties thereto as lenders.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

ITEM 8.01 - OTHER EVENTS
Redemption and Satisfaction and Discharge of 2015 Notes
On November 20, 2012, the Company delivered a notice to The Bank of New York Mellon, as trustee under the Indenture dated as of February 16, 2005 (the “2005 Indenture”), among the Company, the guarantors party thereto and the trustee, governing the Company's 7.000% Senior Notes due 2015 (the “2015 Notes”), notifying the trustee of its election to redeem (the “2015 Notes Redemption”) on December 19, 2012 (the “2015 Notes Redemption Date”) all of the outstanding

2015 Notes, at a redemption price of 101.167% of the principal amount of the 2015 Notes together with accrued and unpaid interest to the 2015 Notes Redemption Date. Simultaneously with the delivery of such notice, the Company delivered and irrevocably deposited funds with the trustee in connection with the satisfaction and discharge of the Company's obligations under the 2005 Indenture (the “Discharge”), and the trustee has acknowledged such Discharge in accordance with the terms of the 2005 Indenture. The Company has instructed the trustee to provide notice of the 2015 Notes Redemption and the Discharge to holders of the 2015 Notes. The 2015 Notes Redemption and the Discharge will be made pursuant to the terms of the 2005 Indenture and will be made with a portion of the funds received from the repayment of intercompany debt by CyrusOne LP.
Redemption of Cincinnati Bell Telephone 2023 Notes
On November 20, 2012, Cincinnati Bell Telephone Company LLC, an Ohio limited liability company and a wholly-owned subsidiary of the Company (“CBT”), instructed The Bank of New York Mellon, as trustee, to provide notice to the holders of its 7.20% Guaranteed Medium-Term Notes due 2023, 7.25% Guaranteed Medium-Term Notes due 2023, 7.27% Guaranteed Medium-Term Notes due 2023 and 7.18% Guaranteed Medium-Term Notes due 2023 (collectively, the “2023 Notes”) under the Indenture governing the 2023 Notes dated as of October 27, 1993 (the “1993 Indenture”), among CBT, the Company, as guarantor, and the trustee, notifying such holders of CBT's election to redeem (the “2023 Notes Redemption”) on December 19, 2012 (the “2023 Notes Redemption Date”), all of the outstanding 2023 Notes. The 2023 Notes will be redeemed at redemption prices ranging between 100.3590% and 100.3625% of the principal amount of the applicable series of 2023 Notes together with accrued and unpaid interest to the 2023 Notes Redemption Date. The 2023 Notes Redemption will be made pursuant to the terms of the 1993 Indenture and will be made with a portion of the funds received from the repayment of intercompany debt by CyrusOne LP.

Tender Offers

On November 20, 2012, Cincinnati Bell Inc. accepted for purchase approximately $91 million aggregate principal amount of its 2020 Notes (as defined below) tendered in connection with its previously announced cash tender offers for its 8.375% Senior Notes due 2020 (CUSIP No. 171871AN6) (the “2020 Notes”) and its 8.25% Senior Notes due 2017 (CUSIP No. 171871AL0) (the “2017 Notes” and, together with the 2020 Notes, the “Notes”). The 2020 Notes accepted for payment were all tendered on or prior to 5:00 p.m., ET on November 9, 2012 (the “Early Tender Date”).

Acceptance of Notes for purchase was subject to a maximum purchase price of $100 million, acceptance priorities and proration, all as described in the Offer to Purchase and related Letter of Transmittal. The 2020 Notes had a higher purchase priority than the 2017 Notes and therefore, due to the maximum purchase price, Cincinnati Bell did not accept for purchase any 2017 Notes and does not expect to accept for purchase any Notes tendered after the Early Tender Date.

Holders who validly tendered their 2020 Notes on or before the early tender date and whose 2020 Notes were accepted for purchase received total consideration of $1,097.50 per $1,000 principal amount of 2020 Notes, including an early tender premium of $30.00 per $1,000 principal amount of 2020 Notes, subject to the terms and conditions set forth in the Offer to Purchase and related Letter of Transmittal.

This report does not constitute a notice of redemption under the optional redemption provisions of either of the indentures governing the 2020 Notes or the 2017 Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.

Payoff and Termination Agreement

On November 20, 2012, the Company and CyrusOne LP entered into a payoff and termination agreement (the “Payoff and Termination Agreement”) pursuant to which CyrusOne LP repaid $480 million of intercompany debt owed by CyrusOne LP and its subsidiaries to the Company and its subsidiaries.

Contribution Agreements

On November 20, 2012, certain subsidiaries of the Company (the “Contributors”) entered into contribution agreements (the “Contribution Agreements”) with CyrusOne LP, pursuant to which, on November 20, 2012, the Contributors contributed direct or indirect interests in a portfolio of properties and certain other assets related to such properties to CyrusOne LP in exchange for units of limited partnership interest in CyrusOne LP and the assumption of liabilities by CyrusOne LP. The aggregate historical combined net tangible book value of the properties and assets contributed to CyrusOne LP by the Contributors was approximately $690 million as of September 30, 2012.

The Contribution Agreements provide that CyrusOne LP assumed or succeeded to all of the Contributors' rights, liabilities and obligations with respect to the property entity, properties interests and assets contributed. The Contribution Agreements contain customary representations and warranties by the Contributors with respect to the property entity, property interests and assets contributed to CyrusOne LP, such as title to any owned property, compliance with laws (including environmental laws), enforceability of certain material contracts and leases and certain other matters. In the event of a breach of such representations and warranties, the Contributors will indemnify CyrusOne LP for any resulting losses.

No Contributor will be liable unless and until the amount of losses exceeds 1% of the aggregate value of the units of limited partnership interest in CyrusOne LP received by the Contributor that contributed the property to which such losses relate. The liability of each Contributor will be limited to 10% of the aggregate value of the units of limited partnership interest in CyrusOne LP received by such Contributor in connection with the contribution transactions, and, with respect to any liability that arises from a specific contributed property, such indemnification will be limited to 10% of the aggregate value of the units of limited partnership interest in CyrusOne LP issued in respect of such contributed property. The foregoing limitations on the Contributors' indemnification obligations will not apply to the Contributors' representations and warranties with respect to title to any owned property contributed to CyrusOne LP until such time as CyrusOne LP obtains title insurance policies with respect to such properties.

The representations and warranties made by the Contributors will survive for a period of one year after the closing of the contribution transactions. In the event CyrusOne LP does not become aware of a breach until after such period, or if CyrusOne LP otherwise fails to assert a claim prior to the end of such period, CyrusOne LP will have no further recourse against the Contributors.

The above description is only a summary of the Contribution Agreements and is qualified in its entirety by reference to the provisions of the Contribution Agreements, copies of which are attached hereto as Exhibits 10.3 and 10.4 and are incorporated herein by reference.

Designation of Unrestricted Subsidiaries

On November 20, 2012, the Company designated CyrusOne Inc., Data Centers South Holdings LLC and Data Center Investments Holdco LLC as unrestricted subsidiaries in compliance with (i) its indenture dated as of October 5, 2009, under which its 8.250% Senior Notes due 2017 were issued, (ii) its indenture dated as of March 15, 2010, under which its 8.750% Senior Subordinated Notes due 2018 were issued, and (iii) its indenture dated as of October 13, 2010, under which its 8.375% Senior Notes due 2020 were issued. Therefore, these entities and their subsidiaries will no longer be subject to most of the covenants contained in such indentures.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of November 20, 2012, by and among CyrusOne LP and CyrusOne Finance Corp., guarantors party thereto and Wells Fargo Bank, N.A., as trustee.
4.2
Registration Rights Agreement dated November 20, 2012, between CyrusOne LP, CyrusOne Finance Corp., the guarantors party thereto and Barclays Capital Inc., as representatives of the initial purchasers.

10.1	Credit Agreement dated as of November 20, 2012, among Cincinnati Bell Inc., an Ohio corporation, the Lenders party thereto and Bank of America, N.A.
10.2
Credit Agreement dated as of November 20, 2012, among CyrusOne Inc., a Maryland corporation, CyrusOne LP, a Maryland limited partnership, the Lenders party thereto and Deutsche Bank Trust Company Americas.

10.3	Contribution Agreement dated as of November 20, 2012, by and among CyrusOne LP, a Maryland limited partnership and Data Center Investments Inc., a Delaware corporation
10.4	Contribution Agreement dated as of November 20, 2012, by and among CyrusOne LP, a Maryland limited partnership and Data Centers South, Inc., a Delaware corporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

Date: November 21, 2012	By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of November 20, 2012, by and among CyrusOne LP and CyrusOne Finance Corp., guarantors party thereto and Wells Fargo Bank, N.A., as trustee.
4.2
Registration Rights Agreement dated November 20, 2012, between CyrusOne LP, CyrusOne Finance Corp., the guarantors party thereto and Barclays Capital Inc., as representatives of the initial purchasers.

10.1	Credit Agreement dated as of November 20, 2012, among Cincinnati Bell Inc., an Ohio corporation, the Lenders party thereto and Bank of America, N.A.
10.2
Credit Agreement dated as of November 20, 2012, among CyrusOne Inc., a Maryland corporation, CyrusOne LP, a Maryland limited partnership, the Lenders party thereto and Deutsche Bank Trust Company Americas.

10.3	Contribution Agreement dated as of November 20, 2012, by and among CyrusOne LP, a Maryland limited partnership and Data Center Investments Inc., a Delaware corporation
10.4	Contribution Agreement dated as of November 20, 2012, by and among CyrusOne LP, a Maryland limited partnership and Data Centers South, Inc., a Delaware corporation